                                                                    Exhibit 6(a)

                       Renewal of Distribution Agreement
                       ---------------------------------


This Agreement made this 31st day of July, 1997 by and between Nuveen Flagship Multistate Trust IV, a Massachusetts business trust (the "Fund"), and John Nuveen & Co. Incorporated, a Delaware corporation (the "Underwriter");

WHEREAS, the parties hereto are the contracting parties under that certain Distribution Agreement (the "Agreement") pursuant to which the Underwriter acts as agent for the distribution of shares of the Fund; and

WHEREAS, the Agreement terminates August 1, 1997 unless continued in the manner required by the Investment Company Act of 1940;

WHEREAS, the Board of Trustees of the Fund, at a meeting called for the purpose of reviewing the Agreement has approved the Agreement and its continuance until August 1, 1998 in the manner required by the Investment Company Act of 1940;

NOW THEREFORE, in consideration of the mutual covenants contained in the Agreement the parties hereto do hereby continue the Agreement in effect until August 1, 1998 and ratify and confirm the Agreement in all respects.

                                        NUVEEN FLAGSHIP MULTISTATE TRUST IV



                                        By:  /s/ Gifford R. Zimmerman
                                           ----------------------------------
                                           Vice President

ATTEST:


/s/ Karen L. Healy
--------------------------------
Assistant Secretary


                                        JOHN NUVEEN & CO. INCORPORATED



                                        By:  /s/ Anna Kucinskis
                                           ----------------------------------
                                           Vice President

ATTEST:


/s/ Larry Martin
--------------------------------
Assistant Secretary